Exhibit 99.1

AudioEye, Inc. Announces Board and Management Changes

TUCSON, Arizona – September 1, 2015 - AudioEye, Inc. (OTCQB: AEYE) ("AudioEye" or the “Company”) today announced the resignation of Nathaniel Bradley from his position on the Board of Directors and as Chief Innovation Officer and Treasurer of the Company.

“I want to assure AudioEye shareholders, vendors and business partners that my decision to resign my positions as a director and executive at the Company was not acrimonious in any way,” stated Nathaniel Bradley.  “Having founded AudioEye over ten years ago, I believe there comes a time when an entrepreneur needs to step aside and let others take the Company to its next level of fulfillment. My transition from CEO to business development and Chief Innovation Officer has been difficult, and I feel that I was not contributing to the level I am accustomed. I know that the company is poised for tremendous accomplishments under the direction of Dr. Carr Bettis, and I still believe that AudioEye is a special Company whose purpose and mission is extremely important.  It is my true desire that AudioEye flourish.”

“As a Founder of the Company, Nathan has been a leader in the development of our technology and the patents that have allowed AudioEye to offer the most complete and leading technology solution that creates greater web accessibility and enhanced user experience for persons with disabilities, ” commented Dr. Carr Bettis, Executive Chairman of the Company. “We are pleased that he will continue to support the Company as it continues to focus on the licensing of its technology.”

Additionally, the Company also announced that Donald Weinstein, who has served as interim Chief Financial Officer of AudioEye under contract with Randstad Professionals US, LP, d/b/a Tatum, has stepped down as Chief Financial Officer and will remain available on an hourly contract basis to assist with the future financial reporting of the Company. The Company’s financial reporting activities have been transitioned to its Arizona office.

About AudioEye, Inc.

Incorporated in 2005, AudioEye provides unparalleled web access equality and usability for its clients’ customers through AudioEye’s Ally™ platform. The Ally+ product allows AudioEye’s clients to reach more customers, build more brand loyalty, retain more customers and secure more repeat business.

Most companies fail to provide full access to their websites. As a result, they exclude 5% - 10% of their potential customers, even though the law requires equal access and digital inclusion. Each month, AudioEye fixes millions of instances of website problems for its clients; without these fixes, site visitors are left behind – including those customers accessing through the use of assistive technologies such as those provided by Microsoft, Apple, Google, and others. AudioEye clients that implement the Ally+ solution receive a compliance certification seal that, through the adoption and application of internationally accepted accessibility standards, allows them to clearly and confidently demonstrate and promote their conscientious commitment to ensuring equal access (limited exclusions apply).

Ally+ is the most inclusive web accessibility solution available – period. It goes beyond simply fixing issues that inhibit access to client information and services by also providing site visitors with a help desk resource for reporting usability issues, along with free cloud-based access to a customizable screen-reader-like user experience. By simply embedding the AudioEye JavaScript, the Ally+ patent-protected multi-language audible reader in the cloud provides new and returning customers the opportunity to thoroughly engage and interact with client websites in a unique and fully customizable way, regardless of their device type or preferred method of access. These tools have benefits for all site visitors, in particular aging populations and individuals who have vision, hearing, motor and intellectual disabilities, including those who are color blind, dyslexic, learning to read, and looking to maintain focus, or multi-task.

Providing full access is the right thing to do, but it is also good for customers, which makes it great for business. To learn more or to get started today, please visit www.audioeye.com for more information. AudioEye is Your Web Accessibility Ally™.

AudioEye's common stock trades on the OTCQB under the symbol "AEYE". Please visit www.audioeye.com for more information.

The company maintains offices in Tucson and Atlanta.

Contact:

For further information, please contact:

David Kovacs
Strategic Consultant
AudioEye, Inc.
(866) 331-5324

or

RJ Falkner & Company, Inc.
Investor Relations Counsel
(830) 693-4400
info@rjfalkner.com